Exhibit 10.1

AMENDMENT NO. 1 TO

TRANSACTIONS TERMS LETTER

This AMENDMENT NO. 1 TO TRANSACTIONS TERMS LETTER (the “Amendment”) is made and entered into as of April 28, 2010 by and between Bank of America, N.A. (“Buyer”) and Home Loan Center, Inc. (“Seller”). This Amendment amends that certain Transactions Terms Letter by and between Buyer and Seller dated as of May 1, 2009 (the “Transactions Terms Letter”), which supplements that certain Master Repurchase Agreement by and between Buyer and Seller dated as of May 1, 2009 (as may be amended from time to time, the “Agreement”).

RECITALS

Buyer and Seller have previously entered into the Transactions Terms Letter and Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Seller under a master repurchase facility.  Buyer and Seller hereby agree that the Transactions Terms Letter shall be amended as provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.                                       Expiration Date:.  Buyer and Seller agree that the ‘Expiration Date” set forth within the Transactions Terms Letter shall be amended as follows:

“Expiration Date:	Expiring on June 29, 2010”

2.                                       Other Covenants.  Buyer and Seller agree that Other Covenants (a) set forth within the Transactions Terms Letter shall be deleted in its entirety and replaced with the following, all other existing Other Covenants shall remain unchanged:

“Other Covenants:
(a)

To help ensure that Seller has adequate approved investors for mortgage loans originated by Seller, Seller shall become and remain an approved client of Bank of America Home Loans Correspondent Lending (“Correspondent Lending”) and enter into an assignment of trade, direct trade, commitment or similar agreement with Correspondent Lending to sell at least 25% of Conventional Conforming Mortgage Loans and 25% of Government Mortgage Loans originated by Seller per quarter to Correspondent Lending for the term of the Agreement. Such agreement shall also provide for a pair off fee of 25 basis points on the difference between the required volume and actual volume of mortgage loans sold to Correspondent Lending.”

3.                                       No Other Amendments; Conflicts with Previous Amendments.  Other than as expressly modified and amended herein, the Transactions Terms Letter shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Transactions Terms Letter and Agreement. To the extent any amendments to the Transactions Terms Letter contained herein conflict with any previous amendments to the Transactions Terms Letter, the amendments contained herein shall control.

4.                                       Capitalized Terms.  Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

5.                                       Facsimiles.  Facsimile signatures shall be deemed valid and binding to the same extent as the original.

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above.  Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within thirty (30) days after the date hereof.

BANK OF AMERICA, N.A.			HOME LOAN CENTER, INC.

By:	/s/ Blair Kenny	By:	/s/ Rian Furey

Name:	Blair Kenny	Name:	Rian Furey

Title:	Senior Vice President	Title:	SVP